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                                                                 EXHIBIT 21

                           LIST OF SUBSIDIARIES

Texas ALC, Inc., a Nevada corporation

Nevada ALC, Inc., a Nevada corporation

Texas ALC Partners, L.P., a Texas limited partnership

Lexington House of Vancouver, Inc., a Washington corporation